EXHIBIT 5.0

1185 Avenue of the Americas 30th Floor New York, NY 10036 646-557-5100 Facsimile 646-557-5101 www.pattonboggs.com

April 30, 2008

First Place Financial Corp.

Board of Directors

185 East Market Street

Warren, Ohio 44481

Re:	First Place Financial Corp. Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have acted as special counsel to First Place Financial Corp., a Delaware corporation (the “Company”), in connection with the issuance by the Company of 0.9615 shares of its common stock, par value $0.01 per share for each issued and outstanding share of common stock of OC Financial Inc., a Maryland corporation (“OC Financial”) (the “Shares”), pursuant to an Agreement and Plan of Merger, dated as of April 2, 2008 (the “Merger Agreement”), by and among the Company and OC Financial.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise indicated to our satisfaction, of (i) the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”); (ii) the form of certificates to be used to represent the Shares; (iii) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended to date; (iv) resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement and the issuance of the Shares; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any other facts material to this opinion, which we did not independently establish or verify, we have relied upon statements or representations and certificates or comparable documents of officers and other representatives of the Company and others.

The opinion is limited in all respects to matters of federal law and the law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and assuming the certificate of merger has been duly filed with the Secretary of State of the State of Delaware and the due execution and delivery of certificates representing the Shares in the form examined by us, we are of the opinion that the Shares to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement upon consummation of the Merger, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.0 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours,

/s/ PATTON BOGGS LLP
Patton Boggs LLP